UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2022

ENTRADA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40969	81-3983399
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Entrada Therapeutics, Inc.

6 Tide Street

Boston, MA 02210

(Address of principal executive offices, including zip code)

(857) 520-9158

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trade Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TRDA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 16, 2022, Entrada Therapeutics, Inc., as tenant (the “Company”), and IDB 17-19 Drydock Limited Partnership, as landlord (the “Landlord”), entered into a Lease Agreement (the “Lease”) with respect to approximately 81,442 square feet of office and laboratory space (the “Premises”) in Boston, Massachusetts, which, when available for occupancy, will become the Company’s new consolidated headquarters location and supplement its existing space in Massachusetts.

The term of the Lease commences the date upon which the Landlord tenders possession of the Premises to the Company following the Landlord’s substantial completion of the initial buildout of the Premises, which is expected to occur on or about April 1, 2022 (the “Commencement Date”) and shall continue for a period of approximately 10 years, unless earlier terminated in accordance with the terms of the Lease (the “Lease Term”). The Company has (i) the option to extend the Lease Term for an additional period of five (5) years, and (ii) a right of first offer on adjacent space to the Premises, subject to the terms and conditions of the Lease.

The initial fixed rental rate is $525,416.67 per month, which is for a 12 month period during which the base rent is payable for 65,000 square feet, and will increase 3% per annum thereafter for the entire 81,442 square feet leased. Base rent becomes due upon the earlier of (i) the Company’s occupancy of the Premises, or (ii) 10 months following the Commencement Date, provided that in the event the Landlord’s initial buildout of the Premises is not complete on such date, base rent becomes due upon substantial completion of such initial buildout. Under the terms of the Lease, the Landlord will provide an allowance in an amount not to exceed $19,546,080.00 (calculated at a rate of $240.00 per rentable square foot of the Premises) toward the cost of completing the initial buildout of the Premises, which allowance is reflected in the base rent. In addition, the Company has the right to require the Landlord to provide an additional contribution in an amount not to exceed $1,628,840.00 (calculated at a rate of $20.00 per rentable square foot of the Premises) toward the cost of additional improvements to the Premises, which amount shall be repaid by the Company in an amount of equal monthly payments of principal and interest as would be necessary to repay a loan in the full amount of the additional contribution used by the Company, subject to an 8% annual interest charge, on a level direct reduction basis over a 120 month period. The Company will be required pay its share of operating expenses, taxes and any other expenses payable under the Lease.

The Lease is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the above description of the Lease is qualified in its entirety by reference to such exhibit.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the Lease is incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Lease Agreement, dated March 16, 2022 between IDB 17-19 Drydock Limited Partnership and Entrada Therapeutics, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entrada Therapeutics, Inc.

Date: March 22, 2022	By:	/s/ Dipal Doshi
Dipal Doshi
President and Chief Executive Officer